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NEWTEKONE, INC.
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4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

May 12, 2023

To My Fellow Shareholders of NewtekOne, Inc.:

2022 was a year of transformation for Newtek. Throughout the year, we worked very hard to prepare the Company to invest in what we believe is a structurally better business model. We are extremely proud of what we accomplished during our eight-year tenure as a business development company (“BDC”), but we are equally excited to close this chapter and embark on our new path as a financial holding company that owns a nationally chartered, technologically enabled bank. We expect to be the same company, in the same businesses, just in a different corporate and financial structure, and one that owns a depository.

On January 6, 2023, we completed the acquisition of National Bank of New York City (“NBNYC”) and withdrew our BDC election, ceased operating as BDC, and are now a financial holding company. Newtek Business Services Corp. changed its name to NewtekOne® and NBNYC, our 59-year-old nationally chartered bank subsidiary has been renamed Newtek Bank, National Association. NewtekOne® will continue to trade under its existing ticker (Nasdaq: NEWT).

2022 full year’s financial results were the last time we reported as an investment company with investment company accounting. Going forward, as a financial holding company we will be consolidating all subsidiaries in our financial statements and no longer qualify for accounting treatment as an investment company or tax treatment as a regulated investment company (RIC) under the IRS Code. We ended 2022 funding record annual SBA 7(a) loans of $775.6 million which represents a 38.4% increase over $560.6 million of SBA 7(a) loan fundings for the twelve months ended December 31, 2021. We are particularly proud because were able to achieve these record loan fundings without reducing the credit quality of our borrowers.

In the spirit of our excitement about our future, I am going to focus on our new structure, and what we believe to be the inherent benefits, for the remainder of this letter. As I have said many times in the past, we pride ourselves on our astute ability to understand markets and adjust our strategy to best suit market and economic conditions. We have always been a pioneer of sorts in the way we do things, with a differentiated business model that doesn’t quite fit into any one checked box. And it is precisely this differentiation we believe has enabled us to operate and persevere in so many challenging market landscapes over our 25-year operating history, for example the 2008/2009 credit crisis, the Covid pandemic, and in high-rate, low-rate, good credit and poor credit environments. Now, more than ever, we believe our differentiated business model will provide the greatest advantage in the current environment, simultaneously insulating us from what other banks are currently experiencing. While the market has been volatile and some would say unwelcoming for our new structure as a financial holding company that owns a nationally chartered, technologically enabled bank, we remain steadfast in our belief that this is the best structure for us to effectuate our business strategy, and serve the independent business owners that make up the small- to medium-sized business market, representing approximately 50% of non-farm GDP, which has always been our paramount focus and main driver of the Company. Simply put, we are not like other banks and do not anticipate facing some of the same issues that other banks have right now, due to our distinct and well-built and time-tested model.

One of the most significant differentiators is how our model operates without the use of brokers, business development officers, branches, or a costly sales force, which enables us to operate at higher margins while still offering best-in-class customer service. We pride ourselves on this model that predicates itself on relationship and solutions specialists available in real-time, on camera, 24 hours a day, seven days a week, 365 days a year. We have a deep pool of alliance relationships with well-known institutions and credit unions like UBS, Morgan Stanley, Navy Federal Credit Union, Randolph Brooks Federal Credit Union, Credit Union National Association (CUNA), Meineke Stores, TrueValue Stores, Henry Schein and 1-800 Accountant, to name some. We source business in a cost-effective manner through these relationships using our patented web-based referral system NewTracker®. NewTracker® enables us to remotely originate all business opportunities beyond lending with these strategic alliance partnerships and historically has proven to be a winning strategy. Throughout 2022, we continued to make technological improvements to our NewTracker® platform which enables us to transfer data from borrowers to our lending process in a more seamless and frictionless manner.

As a financial holding company owning a bank we are now able to finance our growth with core deposits, which is mathematically advantageous compared to funding costs associated with our previous structure. This is a significant benefit to the Company because it lowers the Company’s dependence on selling our common shares for capital, and allows the utilization of the Bank’s balance sheet for financing and diversifying its loan originations business to reduce risk. We are proud of what

4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

Newtek Bank has accomplished in its deposit base since the acquisition. Newtek Bank increased its deposit base by 121% from December 31, 2022 to approximately $310 million at April 28, 2023, and, since the January 6, 2023 close of the acquisition, has gained over 3,300 new client relationships. Newtek Bank began to aggressively promote digital account opening and its online banking platform beginning in March 2023. We believe this is a significant achievement as many financial institutions have lost or had stagnant deposit growth during this period.

Another facet of NewtekOne’s differentiated financial holding company business model that we believe sets us apart in the industry, is our ability to generate diversified streams of income from our consolidated non-bank subsidiaries, which offer business and financial solutions, including Newtek Merchant Solutions, Newtek Technology Solutions, Newtek Insurance Solutions, and non-bank C&I lending. All of these subsidiaries provide cash flows to the financial holding company, and we believe can grow their overall contributions, thereby decreasing the dependence on any one line of business. The new financial structure will also offer greater transparency into the operations and cash flows of these subsidiaries.

Furthermore, we view our state-of-the-art technology solutions platform, The Newtek Advantage™, as the “gamechanger” for our organization versus other banks, as we are able to deliver relationships, analytics, software, and transactional capability with real-time live client interface to every one of our clients, something that traditional banks simply do not offer, and a factor that takes us beyond operating solely as a depository like many others bank models. We support our customers beyond the banking function of taking deposits, by giving our business clients capabilities unmatched in the industry through The Newtek Advantage. The Newtek Advantage, which exists today on our website, will be further enhanced with increased functionality and will be aggressively rolled out during the third and fourth quarters of 2023, to continue to provide a top-notch asset to our business clients.

Finally, we believe we manage credit risk and duration exceptionally well in our business model and strategy. Our business model is reliant upon paying a market rate for client deposits, without a portfolio reliant on fixed-rate securities. Our assets are primarily floating-rate, and can generate attractive risk-adjusted margins on a floating-rate basis and have done so for over two decades can produce based upon our history of being able to originate loans SBA 7(a) at attractive market rates at Prime plus 3.00%, which quarterly adjust.

We truly believe operating our legacy businesses in this new structure is a watershed moment for the Company and will allow the market to truly see what we have built over the course of two decades. We have a clean balance sheet, with healthy liquidity and minimal leverage which allows us to be financially flexible and effectively finance operations. In an environment where many potential clients are transitioning to other depositories and lenders, we have an attractive cost-effective model not riddled with issues many other face. In fact, and illustrative of our ability to continue to grow, when other lenders may be scaling back on loan originations, we increased our total commercial loan originations by 12.5% to $228.9 million in the first quarter of 2023, compared to the first quarter of 2022, on a consolidated basis.

We believe that in this new structure, we will be able to unlock value that can improve NewtekOne’s existing client experience, as well open the organization to new clients. In addition to lowering our cost of capital and supporting our overall growth, we believe our ability to deliver superior products, and satisfy our client’s needs, will be materially enhanced, helping us improve the business prospects of independent business owners. We believe our advanced, over two-decade-long history of establishing people, processes, and technology will be even more apparent in this new structure and may allow us to further unlock and maximize shareholder value. We are more excited about our future than we have ever been, and we hope you are too!

Sincerely,

/s

Barry Sloane
CEO, President, Chairman & Founder, NewtekOne, Inc.